(Letterhead of Cletha A. Walstrand, Esq.)

November 6, 2000


U.S. Securities and Exchange Commission
450 5th Street, N.W.
Washington, D.C.  20549

Re: Consent to be named in the S-8 Registration Statement of Holographic Systems, Inc., a Nevada corporation (the "Registrant"), SEC File No. 0-30689, to be filed on or about November 6, 2000, covering the registration and issuance of 200,000 shares of common stock to one individual consultant


Ladies and Gentlemen:

          I hereby consent to be named in the above referenced
Registration Statement, and to have my opinion appended as an exhibit thereto.

                                   Sincerely yours,

                                   /s/ Cletha A. Walstrand
                                       Attorney at Law